Exhibit 99.1
MAGNUM HUNTER RESOURCES ANNOUNCES
OPERATIONAL UPDATE AND

INCREASE IN 2011 CAPITAL BUDGET TO $255 MILLION
FOR IMMEDIATE RELEASE — Houston — (Market Wire) — May 6, 2011 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC and MHR-PrD) (“Magnum Hunter” or the “Company”) announced this morning that the Company’s Board of Directors has approved an increase of $105 million to Magnum Hunter’s fiscal year 2011 capital expenditure budget from $150 million to $255 million. The budget does not include any expenditures for potential property and equipment acquisitions that may occur. The increase to the Company’s 2011 capex budget primarily reflects increased capital requirements associated with Magnum Hunter’s recent closings of both NGAS Resources, Inc. and NuLoch Resources, Inc. Additionally, the Company’s on-going drilling and completion activities in its core resource plays continue to accelerate. The Company’s three primary areas of geographic focus and expenditures in 2011 will be (i) the oil-window of the Eagle Ford Shale play of Central and South Texas; (ii) the Marcellus Shale in the Appalachian Basin; and (iii) the Williston Basin in North Dakota and Saskatchewan.
Funding of the fiscal year 2011 capex budget will be derived from a combination of existing liquidity, an expanded credit facility, proceeds from continued issuance of Series “D” Preferred Stock under the Company’s existing universal shelf registration statement and the “At the Market” facility, and certain selected divestitures of non-core assets. Additionally, Magnum Hunter expects to utilize non-recourse project financing to fund future capital requirements of the Eureka Hunter Pipeline system located in Northwestern West Virginia.

New 2011	Original 2011

$255 Million Capital Budget	$150 Million Capital Budget

Production Results for the Three Months Ended March 31, 2011
Average daily production during the first quarter ended March 31, 2011 was 2,629 barrels of oil equivalent per day (“boepd”) (50% crude oil), which represents a 91% increase over 1,374 boepd reported during the first quarter of 2010 and a 59% increase over the production rate of 1,652 boepd reported during the fourth quarter of 2010. The increase in the Company’s production rate was driven primarily by the success in our drilling program, offset somewhat by the shut-in of new wells due to a combination of weather and constraints in takeaway capacity. The Company’s average daily production, pro forma for the recently closed NGAS and NuLoch transactions, is approximately 6,000 boepd. Magnum Hunter is on track to achieve a daily production exit rate for fiscal year 2011 in excess 10,000 boepd.
Eagle Ford Update
As of May 2011, the Company was producing approximately 1,000 boepd (net) to its ownership interest in the oil window of the Eagle Ford Shale. Magnum Hunter has allocated approximately $65 million (26% of the total fiscal year 2011 capex budget) to drill 15 gross wells (7.5 net wells) during the year in the oil window of the Eagle Ford Shale play, with our focus predominately in Gonzales County, Texas. Since spudding its first Eagle Ford Shale well in June 2010 through May 5, 2011, Magnum Hunter has drilled and completed 9 gross wells (5.0 net wells). Currently, 1 gross well (0.5 net well) has been drilled and is waiting for fracture stimulation. Magnum Hunter currently anticipates spudding an additional 9.0 gross wells (4.5 net wells) by December 31, 2011.
Highlights to date regarding our Eagle Ford activities include the Gonzo North #1H well, which posted a 24-hour initial production (IP) rate of 1,039 boepd. The Furrh #1H was completed in April and is continuing to flow back. Current volumes are approximately 900 boepd on a 17/64” choke with oil production steadily increasing on a daily basis. We expect ultimate IP to exceed 1,000 boepd, as our recent operated wells in this area have all had IP rates exceeding 1,000 boepd. Additionally, all producing wells in this region are in the process of being tied into a new gas gathering system that should go operational within the next ninety days. The associated natural gas from these producing oil wells has been flared since initial production operations began.
Appalachian/Marcellus Update
As of May 2011, Magnum Hunter was producing approximately 3,100 net boepd in the region. In the Appalachian Basin, Magnum Hunter has allocated approximately $60 million (24% of the total) to drill 34 gross wells (21.75 net wells) during fiscal year 2011. This includes approximately $53.5 million targeting the liquids rich Marcellus Shale play of Northwestern West Virginia and Southeastern Ohio and approximately $6.5 million primarily for Huron Shale and Weir Oil Sands located in Kentucky.
Marcellus Shale—Magnum Hunter has drilled 5 gross wells (3.5 net wells) in the liquids-rich Marcellus Shale play in Northwest West Virginia. Of these, 2 gross wells (2.0 net wells) are currently producing, 1 gross well (0.5 net wells) is awaiting pipeline capacity expansion, and 2 gross wells (1.0 net well) are awaiting fracture stimulation. Magnum Hunter currently anticipates spudding an additional 9 gross wells (9.0 net wells) in its Marcellus Shale area of operations by December 31, 2011. These wells will have 16-20 frac stages. During 2011, the Company has successfully completed two wells, the Weese #1 in Tyler County, West Virginia, with an IP rate of 5.5 MMcfed and the Ormet well in Madison County, Ohio which is a “tight hole”. The Ormet well was successfully produced during testing and is awaiting pipeline expansion in the area.
Huron Shale and Weir Oil Sands—The Company has drilled and completed 2 gross wells (2.0 net wells) on property recently acquired from NGAS, targeting the Huron Shale and Weir Oil Sands, with 3 gross wells (2.3 net wells) currently drilling or awaiting fracture stimulation. Magnum Hunter currently anticipates spudding an additional 18 gross wells (6.75 net wells), primarily on Huron Shale acreage, by December 31, 2011.
Williston/Bakken Update
The severe winter weather in the Williston, followed by a wet break-up, impacted first quarter production. Currently, our wells in Tableland, Saskatchewan are shut in due to poor access and excessive water run-off. Production capability from producing, shut-in or completed wells in the Williston/Bakken is currently approximately 2,000 boepd. As of May 5, 2011, Magnum Hunter was producing approximately 1,500 net boepd in the Williston Basin, with approximately 500 boepd shut-in due to weather related factors. The Company estimates that an additional 825 boepd associated with the 18 new wells (3.7 net) are currently standing cased and waiting on fracture stimulation.

At December 31, 2010, NuLoch, now Williston Hunter, had 18 wells (4.4 net) that were drilled and cased. During the first four months of 2011, Williston Hunter has maintained an active drilling program. In North Dakota, 15 wells (1.2 net) were spud or in the process of being spudded and 2 wells (2.0 net) were drilled in Saskatchewan. Of these 17 wells, 5 (0.5 net) are currently drilling.
Completions in the Williston Basin were the biggest challenge during the first quarter, as unusually harsh winter weather and equipment delays slowed progress. Of the 18 wells (4.4 net) in our year-end inventory, 10 (3.5 net) have been completed. Additionally, two (0.1 net) of the wells spud in 2011 have also been completed. As a result, 18 wells (3.7 net) are currently awaiting completion operations.
Capital expenditures in the first four months of 2011 were approximately $24 million at Williston Hunter. The Company has identified approximately $56 million in capital projects for the balance of 2011, assuming five drilling rigs running in North Dakota and one drilling rig running in Saskatchewan. Total planned capital expenditures in the Williston Basin represent 31% of the Company’s 2011 expanded capital budget. In addition, the Company is in the process of adding a sixth drilling rig in North Dakota to further accelerate development.
In Divide County, North Dakota, we have experienced higher IP rates on most recently drilled wells due to improved fracture stimulation techniques and pump design. In March 2011, we drilled our best well to date, the Almos Farms well (0.1 net), which was brought on production at a peak rate of 1,236 boepd. Average IP rates at Williston Hunter have been 482 boepd in North Dakota and 333 boepd for a recent well in Tableland, Saskatchewan, where we experience a substantially reduced royalty due to government incentives.
Eureka Hunter Appalachian Pipeline System
Magnum Hunter has allocated approximately $50 million (20% of the total) for fiscal year 2011 capex requirements associated with expansion activities of the Eureka Hunter Pipeline system. Current expansion projects in 2011 include; (i) extending the system’s 20-inch gathering easterly approximately ten miles from Eureka’s interconnection into Dominion’s TL-265 line; (ii) construction of 17 miles of 20-inch high pressure pipe to extend the system’s mainline to the west; (iii) 14 miles of 20-inch pipeline connecting the Company’s existing acreage position in Tyler County, West Virginia; and (iv) five miles of 16-inch pipeline to connect the Company’s recently acquired Wetzel County, West Virginia acreage. The Eureka Hunter gas pipeline system has approximately 182 miles of pipe and rights-of-way that will ultimately have capacity to gather 200-300 MMcf per day in northwest West Virginia. Additionally, the Company is scheduled to take delivery of a 200 MMcfd cryogenic processing plant in the second quarter of 2012.
Management Comments
Mr. Gary C. Evans, Chairman and Chief Executive Officer of the Company, commented, “Having closed over $440 million in strategic acquisitions over the last several weeks, we are now well on our way in accelerating the execution of our business plan. We are continuing to see improving production results in all three of our liquids-rich unconventional resources plays. Magnum Hunter has seen its average daily production level increase quarter to quarter by 59% and as a result of the recent closings of the NGAS and NuLoch acquisitions, we are currently producing in excess of 6,000 boepd. We are no longer a small company. We continue to forecast our December 31, 2011 daily production exit rate in excess of 10,000 boepd. We are also looking forward to a significant increase in the Company’s total proved reserves at mid-year 2011, based upon the level of successful drilling and completions we have achieved thus far this year in these resources plays. Our ability to quickly de-risk our existing acreage positions will provide the catalyst for future capital requirements. We believe our Company continues to offer shareholders a compelling value with a multi-year drilling portfolio in three of the highest rate of return unconventional resource plays in North America. Our exponential growth in cash flow from internally generated development opportunities along with a strong financial position, will be ultimately rewarded in improved shareholder returns. Our primary focus as a Company through the remainder of 2011 will be to aggressively execute the drilling and development of our leasehold acreage positions in the three core regions we have firmly established.”

About Magnum Hunter Resources Corporation
Magnum Hunter Resources Corporation is an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, Kentucky, Ohio, Texas, North Dakota and Canada. The Company is presently active in three of the highest rate of return shale resource plays in the United States today, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.
For more information, please view our website at http://www.magnumhunterresources.com.
Forward-Looking Statements
The statements and information provided by Magnum Hunter Resources Corporation and its affiliates (“Magnum Hunter” or the “Company”) in this document that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.
Because forward-looking statements are subject to risks and uncertainties, actual results made differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545